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                            [MIAMI SUBS LETTERHEAD]

                                                                 August 19, 1999

Dear Miami Subs Shareholder:

     As you may be aware, Miami Subs has entered into an agreement and plan of merger with Nathan's Famous, Inc., which provides for Nathans to acquire from you and the other Miami Subs shareholders the approximately 70% of Miami Subs' common stock that it does not already own. If the merger is completed, Miami Subs will become a wholly-owned subsidiary of Nathans.

     Miami Subs has scheduled a special meeting of the Miami Subs shareholders to consider and vote upon a proposal to approve and adopt the merger agreement. The merger cannot be completed unless the merger agreement is approved by Miami Subs shareholders holding a majority of the outstanding shares of Miami Subs common stock and by Nathans stockholders holding a majority of the outstanding shares of Nathans common stock.

     The board of directors has approved the merger agreement and recommends that you approve the merger agreement. YOUR VOTE IS VERY IMPORTANT. If the merger is completed and you did not vote in favor of the merger agreement, you will have the right under Florida law to dissent to the merger and obtain the fair value in cash of your shares of Miami Subs common stock instead of accepting the merger consideration of Nathans common stock and warrants.

     If you are entitled to vote at the special meeting, a proxy card is enclosed for your signature. Whether or not you plan to attend the special meeting, please take the time to vote by completing, signing and promptly mailing this proxy card to us in the enclosed postage paid envelope. You may revoke your proxy at any time before it has been voted, and if you attend the special meeting you may vote in person even if you have already returned your proxy card.

     On behalf of the Miami Subs board of directors, I thank you for your support and urge you to vote in favor of the merger agreement.

                                          Sincerely,
                                          Donald L. Perlyn
                                          President